INTERNATIONAL SECURITIES EXCHANGE REPORTS RECORD EARNINGS; NET INCOME UP 68.4%, AVERAGE DAILY VOLUME UP 49.0%

Second Quarter Financial Highlights

- Diluted Earnings Per Share of $0.35

- Net income increases 68.4% to $13.7 million

- Average daily trading volume up 49.0% to a record 2.4 million equity and index options contracts

- Revenues up 38.2% to $51.1 million

- Pre-tax margin of 54.4%

NEW YORK, July 27, 2006 -- The International Securities Exchange (NYSE:ISE) today reported that net income for the quarter ended June 30, 2006 increased 68.4% to a record $13.7 million, or $0.35 per share on a fully diluted basis. This compares to $8.1 million, or $0.21 per share on a fully diluted basis, in the same period in 2005.

Total revenues for the quarter increased 38.2% to $51.1 million versus $37.0 million in the prior year. Gross margin, or total revenues less cost of revenues, increased 38.1% to $45.1 million from $32.6 million in the second quarter of 2005. The average daily volume of equity and index options contracts traded increased 49.0% to a record 2.4 million contracts as compared to 1.6 million contracts in the year-ago quarter.

"We had another strong quarter of record volumes, revenues and net income," said David Krell, ISE's President and Chief Executive Officer. "Our strategy to grow our institutional business and our premium products has proven to be successful and we continue to make solid progress. We will continue to focus on both of these areas as we further grow our business and build upon the momentum that we have achieved to date," said Krell.

"We have been successful in growing our institutional business and the volume that we derived from our institutional functionalities accounted for approximately 21% of our total average daily trading volume for the quarter. Additionally, our trading volume in premium products increased 183% over last year principally due to the strong volume growth of our premium ETFs. The accelerating growth in demand for risk management and profit enhancement strategies, as well as new products, in a period of increased volatility should bode well for the continued growth of our business," added Krell.

"As part of our strategy to expand into new asset classes, we announced our intention to enter the equities market with the launch of the ISE Stock Exchange, LLC in conjunction with our key strategic partners. We are on target to introduce our first product, MidPoint MatchTM, during the third quarter, subject to regulatory authorization. The response that we have received and the addition of new strategic partners that have since joined our new venture following our announcement in April, validates our assessment that there is an untapped opportunity in the marketplace for this new and unique platform to trade equity securities. Subsequent to the introduction of MidPoint Match™, we plan to launch a fully displayed market late in the fourth quarter of this year subject to regulatory approval," said Krell.

Second Quarter Results

Revenues

Transaction fee revenues increased to $40.7 million from $27.0 million last year due to record trading volumes. Member fees and other revenues increased to $6.3 million from $5.2 million compared to the same period last year due to our recently announced member fee changes and revenues from Longitude LLC. We acquired the intellectual property and other related assets of Longitude, Inc., in March 2006. Market data revenues decreased to $4.1 million from $4.8 million due to a lower pro rata share of the total number of industry trades.

Cost of Revenues, Gross Margin

Cost of revenues for the second quarter of 2006 increased to $6.0 million as compared to $4.3 million in the second quarter of 2005 primarily due to an increase in activity remittance fees that we pay to the SEC and license fees associated with the increased volumes of certain ETFs and our equity index products.

Gross margin for the quarter increased 38.1% to $45.1 million from $32.6 million for the same period in 2005.

Expenses

Total direct expenses for the second quarter of 2006 increased to $22.2 million as compared to $19.1 million in the second quarter of 2005. Compensation and benefits expenses increased to $11.5 million from $9.9 million primarily due to increased incentive compensation as well as additional staff from our acquisition of Longitude. Technology and communications expenses increased to $3.7 million as compared to $3.3 million in the second quarter of 2005 primarily due to higher fees paid to OMX for additional enhancements and maintenance and other costs related to our core trading system. Occupancy expenses increased to $1.4 million from $1.1 million primarily due to additional office space to support our growth. Professional fees increased to $1.4 million from $1.2 million principally due to higher regulatory services. Marketing and business development expenses decreased to $0.8 million from $1.1 million due to timing of marketing programs. Depreciation and amortization expenses increased to $1.8 million from $1.5 million last year due to asset impairment as well as our acquisition of Longitude. Other expenses increased to $1.5 million from $1.1 million primarily due to higher board and other administrative expenses. Included in total expenses for the second quarter of 2006 are costs of approximately $0.1 million associated with our decision to reorganize into a holding company structure.

Income, Margins and Taxes

Pre-tax income increased 69.1% to $24.5 million versus $14.5 million last year.  Included in pre-tax income is interest and investment income which increased to $1.5 million from $1.0 million primarily due to interest income from higher cash balances. Also included in the results for the quarter is $0.3 million representing the interest of a minority shareholder in the operating loss from the Company's subsidiary, Longitude.

Our pre-tax margin for the first quarter increased to 54.4% from 44.5% last year.

Our tax rate remained at approximately 44%.

Net income for the second quarter increased 68.4% to $13.7 million from $8.1 million in the prior year quarter.

Year-to-Date Results

For the first six months of 2006, average daily volume of equity and index options increased to 2.4 million contracts traded as compared to 1.7 million equity and index options contracts traded in the prior year. Revenues increased to $98.7 million from $73.9 million. Gross margin increased to $86.7 million from $65.9 million. Net income increased to $26.1 million from $17.0 million last year. Earnings per share on a fully diluted basis were $0.66 as compared to $0.46 last year.

Balance Sheet

As of June 30, 2006, ISE had cash and cash equivalents of $200.4 million, total assets of $313.6 million, and stockholders' equity of $216.4 million. There were approximately 37.4 million shares of common stock outstanding. The Company recorded minority interest of $2.6 million as of June 30, 2006, representing interest of a minority shareholder in the Company's subsidiary, Longitude.

ISE Stock Exchange

In April 2006, we announced the creation of the ISE Stock Exchange along with several strategic partners.  Under U.S. generally accepted accounting principles, ISE does not currently consolidate the results of the ISE Stock Exchange.  The Company has added a table at the end of this release presenting the historical expenses it incurred in the development of the ISE Stock Exchange.

Second Quarter Business Highlights

- ISE was the largest equity options exchange for the second quarter of 2006 based on total equity options trading.

- On April 19, 2006, ISE announced that it is entering the equities market through the launch of the ISE Stock Exchange, LLC in partnership with key strategic firms.

- On May 5, 2006 ISE launched index options on the FTSE 100 (Ticker: UKX) through an innovative "Mini" contract structure whereby one contract is equivalent to 100 underlying shares of the FTSE 100.

- On May 11, 2006, ISE declared a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock that was paid on June 30, 2006.

- On May 16, 2006 ISE traded its 1.5 billionth contract.

- On May 23, 2006, ISE launched index options trading on the FTSE 250 (Ticker: FTZ) through its innovative "Mini" contract structure whereby one contract is equivalent to 100 underlying shares of the FTSE 250.

- On May 30, 2006 ISE announced that it will launch a new options product, Quarterlies, that expires at the end of the calendar quarter.

- On June 19, 2006, the United States Court of Appeals for the Second Circuit unanimously affirmed the ruling of the United States District Court for the Southern District of New York which dismissed the complaints of Dow Jones & Company, Inc. and Standard & Poor's, a division of the McGraw-Hill Companies, Inc., against ISE and The Options Clearing Corporation ("OCC").

INTERNATIONAL SECURITIES EXCHANGE, INC. CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Transaction fees	$ 40,682	$ 26,987	$ 77,549	$ 53,701
Member fees and other	6,330	5,214	11,952	10,760
Market data	4,095	4,787	9,150	9,412
Total revenues	51,107	36,988	98,651	73,873

Cost of revenues:
Activity remittance fees	3,706	3,022	8,051	5,724
License fees	2,321	1,323	3,946	2,254
Total cost of revenues	6,027	4,345	11,997	7,978

Gross margin	45,080	32,643	86,654	65,895

Expenses:
Compensation and benefits	11,476	9,906	22,844	18,133
Technology and communications	3,739	3,251	7,257	6,634
Occupancy	1,396	1,054	2,714	2,159
Professional fees	1,443	1,150	3,071	2,637
Marketing and business development	816	1,093	1,438	1,679
Depreciation and amortization	1,839	1,511	3,356	3,009
Other	1,538	1,139	2,571	1,908
Total direct expenses	22,247	19,104	43,251	36,159

Reorganization	105	-	129	102
Offering costs	-	54	-	54
Total expenses	22,352	19,158	43,380	36,315

Operating income	22,728	13,485	43,274	29,580

Interest and investment income	1,535	1,027	3,146	1,349
Minority interest	272	-	272	-
Income before provision for income taxes	24,535	14,512	46,692	30,929

Provision for income taxes	10,832	6,377	20,571	13,933
Net income	$ 13,703	$ 8,135	$ 26,121	$ 16,996

Earnings per share:
Basic	$ 0.37	$ 0.22	$ 0.70	$ 0.49
Diluted	$ 0.35	$ 0.21	$ 0.66	$ 0.46

Weighted average number of shares outstanding:
Basic	37,380	36,741	37,242	34,910
Diluted	39,477	38,818	39,411	36,911

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 200,434	$ 170,927
Accounts receivable, net	39,844	35,048
Income tax receivable	2,919	-
Securities owned	4,957	9,890
Other current assets	3,333	2,745
Total current assets	251,487	218,610

Securities owned	4,909	7,244
Accounts receivable	-	587
Fixed asset, net	28,302	29,205
Deferred tax asset, net	22,365	22,333
Other assets	6,569	2,517
Total assets	313,632	280,496

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	19,018	15,406
Compensation and benefits payable	6,568	8,371
Deferred revenue	5,375	4,687
Income tax payable	-	372
Payment for order flow payable	9,200	12,233
Total current liabilities	40,161	41,069

Deferred revenue	50,636	50,238
Other liabilities	3,841	4,211
Total liabilities	94,638	95,518

Minority interest	2,610	-

STOCKHOLDERS' EQUITY	216,384	184,978

Total liabilities & stockholders' equity	$ 313,632	$ 280,496

INTERNATIONAL SECURITIES EXCHANGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$26,121	$16,996
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	3,172	3,009
Asset impairment	184	-
Minority interest	2,610	-
Stock based compensation	3,933	1,869
Deferred taxes	(32)	(3,845)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(159)	(65)
Excess tax benefits from share-based payment arrangements	(6,500)	-

(Increase)/decrease in operating assets:
Accounts receivable, net	(4,209)	57
Income tax receivable	3,581	7,539
Securities owned	2,486	4,074
Other assets	(787)	2,710
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	3,612	7,778
Compensation and benefits payable	(1,803)	(7,752)
Income tax payable	(372)	-
Deferred revenue	1,086	1,008
Payment for order flow payable	(3,033)	(421)
Other liabilities	(370)	(364)
Net cash provided by operating activities	29,520	32,593

Cash flows from investing activities:
Purchase of fixed assets	(2,312)	(1,236)
Purchase of intangible assets	(2,234)	-
Investment in ISE Stock Exchange LLC	(1,760)	-
Maturities of available for sale securities	4,973	4,990
Net cash provided by/(used in) investing activities	(1,333)	3,754

Cash flows from financing activities:
Dividend	(3,797)	(11,784)
Net proceeds from initial public offering	-	70,673
Proceeds from options exercised	588	-
Share repurchase	(1,971)	-
Excess tax benefits from share-based payment arrangements	6,500	-
Net cash provided by/(used in) financing activities	1,320	58,889

Increase in cash and cash equivalents	29,507	95,236
Cash and cash equivalents, beginning of period	170,927	44,847
Cash and cash equivalents, end of period	$200,434	$140,083

INTERNATIONAL SECURITIES EXCHANGE, INC.
KEY STATISTICAL INFORMATION

		Three Months Ended June 30,	Six Months Ended June 30,

	2006	2005	2006	2005
Trading Days	63	64	125	125
Average daily trading volume (1) (2)
Equity and Index Options
Total U.S. industry equity and index options traded (in thousands)	8,290	5,439	8,061	5,566
Our equity and index options traded (in thousands)	2,408	1,616	2,396	1,673
Our market share of equity and index options traded	29.0%	29.7%	29.7%	30.1%
Equity Options
Total U.S. industry equity options traded (in thousands)	7,460	4,923	7,332	5,070
Our equity options traded (in thousands)	2,372	1,598	2,364	1,661
Our market share of equity options traded	31.8%	32.5%	32.2%	32.8%
Index Options
Total U.S. industry index options traded (in thousands)	830	516	729	497
Our index options traded (in thousands)	36	18	32	12
Our market share of index options traded	4.3%	3.6%	4.4%	2.4%
Our member total trading volume (sides, in thousands): (3)
Customer	124,486	86,031	251,788	173,538
Firm proprietary	40,365	18,367	72,597	36,586
Market maker	138,559	102,446	274,656	208,095
Total Sides	303,410	206,844	599,041	418,219
Our market share of total industry trading: (4)
Customer	29.2%	29.8%	30.6%	30.3%
Firm proprietary	26.3%	20.8%	25.7%	21.0%
Market maker	29.8%	32.0%	30.2%	32.3%
Revenue:
Average transaction fee per side (5)	$0.134	$0.130	$0.129	$0.128
Average cost of transaction fee per side (6)	($0.020)	($0.021)	($0.020)	($0.019)
Average net transaction fee per side (6)	$0.114	$0.109	$0.109	$0.109
Average transaction fee per revenue side (7)	$0.173	$0.180	$0.175	$0.180
Our trades:(8)
Average contracts per trade	18.7	17.2	17.4	17.2
Average trades per day (in thousands)	128.5	93.9	138.0	97.4
Total trades (in thousands)	8,098	6,010	17,225	12,173
Our market share of industry trade volume	30.6%	34.6%	32.2%	35.1%
Our listed issues: (9)
Average number of issues traded during the period	898	730	875	718
Our Members (average number trading during period)
PMMs	10	10	10	10
CMMs	144	136	143	137
EAMs	102	95	102	94
Total	256	241	255	241
Employees (at end of period)
Total full-time	206	177	206	177
Full-time equivalent(10)	180	177	180	177

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We do not currently receive transaction fees from non-broker-dealer customer sides, except for options on our premium products.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We have charged our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended June 30, 2006 and 2005, we have waived and discounted $8,555 and $6,476 of our fees, respectively. For the six months ended June 30, 2006 and 2005, we have waived and discounted $18,097 and $12,987 of our fees, respectively.

(6) Average cost of transaction fee per side is calculated by subtracting cost of revenues from transaction fees, which we refer to as net transaction fees, and dividing the result by the total number of sides executed on our exchange.

(7) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(8) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(9) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

(10) Excludes full-time equivalent employees of ISE Stock Exchange, LLC, beginning April 2006.
The following table presents expenses incurred by the Company in its development of the ISE Stock Exchange and were included in its historical results of operations:

			Three Months Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Mar 31,
	2005	2005	2005	2005	2006
			(in thousands)
Compensation and benefits	37	198	150	203	435
Technology and communications	-	-	9	31	58
Occupancy	-	15	39	37	41
Professional fees	80	11	-	14	350
Other	-	1	5	14	16
Total direct expenses	117	225	203	299	900

Earnings Conference Call

ISE will host a conference call to discuss its second quarter 2006 results at 8:30 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (866) 700-5192 and dialing the participant passcode 26815474. An archived recording of the call will be available from 10:30 a.m. on July 27, 2006 until midnight on July 28, 2006 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 27913721. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

The International Securities Exchange (ISE) is an innovative securities market, founded on the principle that technology and competition create better, more efficient markets for investors.  ISE is the largest equity options exchange and is among the leading options exchanges in the world. ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic US options exchange. The ISE Stock Exchange, LLC will launch in the third quarter of 2006 with strategic partners, offering an innovative MidPoint Match platform, followed by a fully integrated displayed Best Bid Offer (BBO) market in the fourth quarter. ISE is also a majority owner of Longitude LLC, an innovative platform for events markets trading, and offers enhanced market data products for sophisticated investors.

ISE continually enhances its trading systems and develops new products, including index options and market data, to provide investors with the best marketplace and investment tools to trade smarter.  For more information about ISE, its options products and its technology, visit www.iseoptions.com and for more information about the ISE Stock Exchange, LLC, visit www.isestock.com.

CONTACT:

Media:

Bruce D. Goldberg

International Securities Exchange

+1-212-897-8168

bgoldberg@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

+1-212-897-8167

tgibbons@iseoptions.com

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.

-ISE-